THE PEOPLES NATIONAL BANK

                         SALARY CONTINUATION AGREEMENT


       THIS SALARY CONTINUATION AGREEMENT (the "Agreement") is made this 7th day of July, 1998 by and between The Peoples National Bank, a national banking association having a principal office in Easley, South Carolina (the "Company"), and Robert E. Dye (the "Executive").

                                  INTRODUCTION

       To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive.

       Now, therefore, in consideration of the mutual covenants and agreements herein, the Executive and the Company agree as follows:

                                   Article 1

                                  Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

       1.1.1     "Anniversary Date" means September 30th of each Plan Year.

       1.1.2 "Board" or "Board of Directors" means the Board of Directors of Company.

       1.1.3 "Change of Control" means (i) the acquisition, directly or indirectly, by any person within any twelve (12) month period of securities of the Company representing an aggregate of twenty (20%) percent or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or (iii) consummation of (A) a merger, consolidation or other business combination of the Company with any other person or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty-seven (67%) percent of the outstanding common stock (on a fully diluted basis) of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or
                 (iv) the occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstances constitutes a Change in Control for the purposes of this Agreement.

       1.1.4 "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be that section as it now exists and to any successor provisions.

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       1.1.5     "Consumer  Price  Index"  shall  mean an annual  cost of living increase (but not decrease) of the benefit provided Executive in this Agreement. The cost of living increase shall be determined based upon the annual increase in the Consumer Price Index for all Urban Consumer Index for all Urban Consumers - South, All Items (base year 1982-84=100) as published by the U.S. Department of Labor (the "Index"). If publication of the Consumer Price Index is discontinued, the parties shall accept comparable statistics on the cost of living for Greenville, South Carolina as such statistics are computed and published by a federal agency or by a recognized financial periodical selected by the parties.

       1.1.6 "Disability" means sickness, accident or injury which, in the judgment of a physician appointed and paid for by the Company, prevents the Executive from performing all of the Executive's customary duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

       1.1.7 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability or Termination for Cause.

       1.1.8 "Early Termination Date" means the month, day and year in which Early Termination occurs.

       1.1.9     "Effective Date" means the 1st day of October, 1997.

       1.1.10 "Month of Service" means each completed full month of a Year of Service.

       1.1.11 "Normal Retirement Age" means the date the Executive attains age sixty-six (66).

       1.1.12    "Normal   Retirement  Date"  means  the  later  of  the  Normal
                 Retirement Age or Termination of Employment.

       1.1.13 "Plan Year" means the twelve (12) consecutive month period beginning on September 26th and ending on September 25th of the following calendar year. The first Plan Year shall commence on the Effective Date of the Agreement.

       1.1.14 "Retirement Account" means the hypothetical account established on the Company's books for the Executive. The Retirement Account as of any date shall be determined by subtracting the value of the Simulated Cost of Funds Investment from the value of the Simulated Investment and dividing the difference by the "adjustment rate." For purposes of this paragraph, the adjustment rate shall mean the figure equal to one minus the Company's highest marginal federal and state income tax rate for the previous calendar year.

       1.1.15 "Simulated Cost of Funds Investment" means the value of an investment comprised of principal and accumulated after-tax interest earnings. The initial investment of principal is assumed to be $690,000 on September 26, 1997. In determining the value of the Simulated Cost of Funds Investment, the following assumptions are to be used:

                    (1)  the interest shall accrue monthly;
                    (2) the interest shall compound annually on the Anniversary Date; and
                    (3) the after-tax interest rate shall equal the Company's after-tax average cost of funds from the Company's third quarter Call Report ending within the Plan Year as filed with the Federal Reserve.




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



       1.1.16 "simulated Investment" means the following life insurance contract:

                 Insurance Company:             Transamerica Life Insurance Co.
                 Policy Type:                   Flexible Premium Universal Life
                 Insured's Age and Sex:         53, Male
                 Riders:                        None
                 Ratings:                       None
                 Option:                        A
                 Single Premium:                $690,000
                 Net Life Insurance:            $906,000
                    Total Death Benefits:       $1,596,000
                 Assumed Purchase Date:         September 26, 1997

                 The investment specified above is for use in measuring the Disability Benefit in Section 2.3.3 and the Death Benefit stated in Section 3.1.3 of this Agreement. The Company can change the Simulated Investment only with the Executive's prior written agreement. The investment is assumed to continue to be in force after the Executive has died.

       1.1.17 "Simulated Investment Rate" means the after-tax rate of return on the Simulated Investment. The Simulated Investment Rate shall not include receipt of the policy's death benefits.

       1.1.18 "Termination of Employment" means the Executive's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary.




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                                   Article 2

                               Lifetime Benefits

       2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than Executive's death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

       2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $35,130 increased by four (4%) percent each Plan Year between the Effective Date of this Agreement and the Executive's Normal Retirement Date.

       2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal consecutive monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for the greater of the life of the Executive or two hundred twenty seven (227) additional months.

       2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the annual benefit shall increase by the Consumer Price Index.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

       2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date plus the amount determined by the following formula:

             2.2.1.1 The amount set forth in the Early Termination Annual Benefit column of Schedule A for the Plan Year in which the Executive's Termination of Employment occurred; less

             2.2.1.2 The amount set forth in the Early Termination Annual Benefit column of Schedule A for the Plan Year completed immediately prior to the date of the Executive's Termination of Employment (zero if termination takes place in Plan Year 1); multiplied times

             2.2.1.3 A fraction where the numerator is the number of Months of Service completed in the Plan Year in which the Executive's Termination of Employment occurred and the denominator is twelve (12).

       2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal consecutive monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for the greater of the life of the Executive or two hundred twenty-seven (227) additional months. If the
                 Executive dies after Early Termination but prior to the commencement of benefit payments, the Company shall pay the benefits otherwise called for in Section 2.2 to the Executive's beneficiary commencing with the month following the Executive's death and continuing for two hundred twenty-seven (227) additional months.

       2.2.3 Benefit Increases Before Payment. The annual benefit determined under Section 2.2.1 shall be increased annually by the Consumer Price Index for each full Plan Year subsequent to the Plan Year in which the Executive's Termination of Employment occurs until the commencement of payments under Section 2.2.2. Notwithstanding the provisions of this Section 2.2.3, the annual benefit at the commencement of payments under Section
                 2.2.2 shall not exceed the Normal Retirement Benefit amounts in
                 Section 2.1 and shall be reduced so as not to exceed the Normal Retirement Benefit amounts in Section 2.1. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the annual benefit shall increase by the Consumer Price Index.

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

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

       2.3.1   Amount of Disability  Benefit.  The Disability Benefit under this
               Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs plus the additional amount set forth in Section 2.3.3. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the annual benefit shall increase by the Consumer Price Index.

       2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for the greater of the life of the Executive or two hundred twenty seven (227) additional months.

       2.3.3 Payment of Additional Disability Amount. In addition to the Disability payment described in Section 2.3.2, the Executive shall receive an annual benefit beginning at Termination of Employment under this Section 2.3.3 provided that the Executive incurs Disability prior to attaining his Normal Retirement Age. If the Executive incurs Disability prior to attaining his Normal Retirement Age (i.e. no benefits under this Section 2.3.3 are paid if the Executive becomes disabled on or after his Normal Retirement Age), the Company shall pay the Executive an annual benefit which is calculated at the end of each Plan Year equal to the increase in the Retirement Account for the Plan Year. The benefit payments will be paid annually within sixty (60) days after the end of the Plan Year for which the payment is calculated. Benefits under this Section 2.3.3 shall commence at the end of the Plan Year in which the Termination of Employment for Disability occurs and continue until the end of payments under Section 2.1.2. Total annual Disability benefit amounts subsequent to the commencement of benefit payments under Section
               2.3.2 are not to exceed  Normal  Retirement  Benefit  amounts  in
               Section 2.1 and shall be reduced so as not to exceed the Normal Retirement Benefit amounts in Section 2.1 by reducing the annual benefit provided for in this Section 2.3.3.

                                    Article 3

                                 Death Benefits

3.1 Death During Active Service. If the Executive dies while employed by the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement.

       3.1.1 Amount of Benefit. The Death Benefit under Section 3.1 shall be the Vested Accrual Balance set forth in Schedule A for the Plan Year ending immediately prior to the date of Executive's death plus the additional amount set forth in Section 3.1.3.

       3.1.2 Payment of Vested Accrual Balance Benefit. The Company shall pay the Vested Accrual Balance death benefit to the Executive's beneficiary in the form of a lump-sum payable within sixty (60) days after the date of the Executive's death.

       3.1.3 Payment of Additional Amount. In addition to the lump-sum payment described in Section 3.1.2, the Executive's beneficiary shall receive an annual benefit under this Section 3.1.3 provided that the Executive dies while employed with Company prior to attaining his Normal Retirement Age. If the Executive dies prior to attaining his Normal Retirement Age (i.e. no benefits under this
               Section 3.1.3 are paid if the Executive dies on or after his Normal Retirement Age), the Company shall pay the Executive's beneficiary an annual benefit which is calculated at the end of each Plan Year equal to the increase in the Retirement Account for the Plan Year. The benefit payments will be paid annually within sixty (60) days after the end of the Plan Year for which the payment is calculated. Benefits under this Section 3.1.3 shall commence at the end of the Plan Year in which the Executive's death occurs and continue for the number of years specified on Schedule A in the column entitled "Death Benefit Payout Period."

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

3.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts the benefit would have been paid to the Executive if the Executive survived.

                                   Article 4

                                 Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a primary and contingent beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. A beneficiary's designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate. If Executive dies and subsequently the beneficiary receiving benefit payments dies, then any remaining payments shall be paid pursuant to a written beneficiary designation filed with Company made by such beneficiary, or if none to such beneficiary's estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, conservator, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                   Article 5

                              General Limitations

Notwithstanding any provision of this Agreement to the contrary, Executive shall irrevocably forfeit and the Company shall not pay any benefit under this Agreement for the following reasons:

5.1 Excess Parachute Payment. In the event that the benefit payable to Executive pursuant to this Agreement should cause a "parachute payment," as defined in Code Section 280G(b)(2), then such benefit shall be reduced One Dollar ($1.00) at a time until the payment will not constitute a parachute payment. In the event the benefit Executive receives under this Agreement should be incorrectly calculated so that such amount constitutes a parachute payment, then Executive will promptly refund to Company the excess amount. Excess amount shall mean the amount in excess of Executive's base amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.

5.2 Termination for Cause. No benefits shall be payable if the Company terminates the Executive's employment for:

       5.2.1 Gross negligence or gross neglect of duties prior to a Change of Control;

       5.2.2   Commission of a felony; or

       5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or material Company policy in connection with the Executive's employment.

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

5.3 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

5.4 No Duplication of Benefits. Each of the benefits described in Article 2 and 3 are intended to be separate benefits and mutually exclusive of the other so that once benefit payments commence under one Section Executive (or his beneficiary, as the case may be) shall not thereafter receive payments or become entitled to benefits under another Section.

5.5 Non-Competition Covenant. While Executive is employed by the Company and during the period of time the Executive is receiving any benefit payments pursuant to this Agreement, the Executive will not, for himself or on behalf of, or in conjunction with any other person or persons, company, partnership, limited liability company, proprietorship, trust, company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with Company. In the event of any actual breach by the Executive of the provisions of this non-competition covenant, all payments under this Agreement payable to the Executive shall irrevocably terminate and no further amount shall be due or payable to the Executive pursuant to this Agreement. Executive specifically acknowledges that the restrictions as set forth above are reasonable and bear a valid connection with the business operations of Company, and specifically admits that Executive is capable of obtaining suitable employment not in competition with Company. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that the Company would not have entered into this Agreement without the non-competition covenant contained herein. This covenant not to compete shall not prohibit the Executive from owning stock in any publicly traded company provided Executive's stock ownership is five (5%) percent or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive's rights as a stockholder.

                                   Article 6

                          Claims and Review Procedures

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim pursuant to this Agreement (the "Claimant"), in writing, within ninety (90) days of the claimant's written application for benefits, of eligibility or non- eligibility for benefits under the Agreement. If the Company determines that the claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect claimant's claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

6.2 Review Procedure. If the claimant is determined by the Company not to be eligible for benefits, or if the claimant believes that claimant is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the claimant believes entitle claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the claimant (and counsel, if any) an opportunity to present claimant's position to the Company orally or in writing, and the claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the claimant.


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                                   Article 7

                           Amendments and Termination

7.1 The Company reserves the right to amend or terminate this Agreement at any time. In the event of termination, the Executive shall be 100% vested in the Normal Retirement Benefit accrued under Schedule A as of the effective year of the termination. The Company shall pay the benefit to the Executive, at the Company's discretion, in either lump sum payment within sixty (60) days of Executive's Termination of Employment, or in monthly payments, beginning with the month following the Executive's Termination of Employment and continuing for one hundred seventy-nine
       (179) months. In the event of amendment, the vested benefit amount accrued under Section 2.2 as of the effective date of the amendment shall not be reduced by the amendment.

                                   Article 8

                                 Miscellaneous

8.1    Binding Effect.  This Agreement shall bind the Executive and the Company,
       and  their  heirs,  beneficiaries,   legal  representatives,   executors,
       administrators, successors and permitted assigns.

8.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time. Nothing in this Agreement shall be construed as an employment agreement, either express or implied.

8.3 Non-Transferability. No amounts payable under this Agreement shall be transferable by the Executive. Further, Executive may not sell, assign, alienate, pledge or otherwise encumber any benefits under this Agreement.

8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and any beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. This Agreement shall always be an unfunded Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Insurance on the Executive's life, if any, is a general asset of the Company to which the Executive and any beneficiary shall have no preferred or secured claim. Title to and beneficial ownership of any cash or assets Company may earmark to pay Executive or his beneficiary shall at all times remain with Company.

8.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

       8.9.1   Interpreting the provisions of the Agreement;

       8.9.2 Establishing and revising the method of accounting for the Agreement;

       8.9.3   Maintaining a record of benefit payments; and

       8.9.4   Establishing   rules  and  prescribing  any  forms  necessary  or
               desirable to administer the Agreement.

       8.9.5 No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

8.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities under this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11 No Trust Created. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Executive, his designated beneficiary, any other beneficiary of the Executive or any other person.

8.12 Consumer Price Index Dispute. In the event of a dispute in determining the Consumer Price Index or the amount of the increased benefit based upon the Consumer Price Index the certified public accounting firm of Elliott Davis & Company, Greenville, South Carolina, or its successor shall make such determination which shall be conclusive and binding upon all parties to this Agreement.

8.13 Date of Birth. Executive hereby represents to Company that his date of birth is September 2, 1941.

       IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                     COMPANY:
                                               The Peoples National Bank

s/Robert E. Dye                                   s/R. R. Ridgeway
______________________                         By: _________________________
Robert Dye
                                                     Its: President

                                   SCHEDULE A
             THE PEOPLES NATIONAL BANK SALARY CONTINUATION AGREEMENT

                                   Robert Dye


                                                            Early           Section 2.1.3
                                  Vested                 Termination      Disability Annual    Section 3.1.3
Plan     Benefit      Accrual     Vesting    Accrual   Vested      Annual Benefit      Benefit Payable     Death Benefit
Year     Level        Balance    Schedule    Balance    Benefit   Payable at Age 66       at Age 66        Payout Period
----     -----        -------    --------    -------    -------   -----------------       ---------        -------------

1        35,130       20,255       100%        20,255     35,130       35,130                 4,610             29
2        36,535       43,124       100%        43,124     36,535       36,535                 9,063             27
3        37,997       69,018       100%        69,018     37,997       37,997                13,393             25
4        39,516       98,439       100%        98,439     39,516       39,516                17,638             23
5        41,097      132,015       100%       132,015     41,097       41,097                21,842             21
6        42,741      170,546       100%       170,546     42,741       42,741                26,054             19
7        44,451      215,100       100%       215,100     44,451       44,451                30,342             17
8        46,229      267,183       100%       267,183     46,229       46,229                34,801             15
9        48,078      329,128       100%       329,128     48,078       48,078                39,584             13
10       50,001      405,218       100%       405,218     50,001       50,001                45,000             11
11       52,001      507,128       100%       507,128     52,001       52,001                52,001              9

                            The Peoples National Bank
                          SALARY CONTINUATION AGREEMENT

                             BENEFICIARY DESIGNATION


I designate the following as beneficiary of any death benefits under The Peoples National Bank Salary Continuation Agreement:

         Primary:          __________________________________
                           __________________________________
                           __________________________________


         Contingent A:     __________________________________
                           __________________________________
                           __________________________________

         Contingent B:     __________________________________
                           __________________________________
                           __________________________________

         Contingent C:     __________________________________
                           __________________________________
                           __________________________________

       Note: To name a trust as beneficiary, please provide the name of the Trustee and the exact date of the trust agreement.

I understand that I may change any beneficiary designations by filing a new written designation with the Company. This benefit designation shall be controlled by section 4.1 of the Salary Continuation Agreement.


Signature:  _____________________________

Date:  _______________


Accepted by the Company this _______ day of ______________, 1998.

By:  _______________________________

Title:  ______________________________